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   EXHIBIT 11

   COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                           BASIC                DILUTED
                                   Thirteen Weeks Ended  Thirteen Weeks Ended
                                         January 24,           January 24,
                                            1998                  1998

                     (In thousands, except per share amounts)
   AVERAGE SHARES OUTSTANDING

     1  Average shares outstanding           4,300                4,300
     2  Net additional shares outstanding
         assuming exercise of stock options    -                    268
     3  Average number of common shares
         outstanding                         4,300                4,586

   EARNINGS (LOSSES)

     4  Loss from continuing
         operations                        $  (786)             $  (786)

     5  Net loss                           $  (786)             $  (786)

   PER SHARE AMOUNTS

        Loss from continuing
         operations (line 4 / line 3)      $  (.18)             $  (.17)

        Net loss
         (line 5 / line 3)                 $  (.18)             $  (.17)



   NOTE - Earnings per share has been calculated using the treasury stock method.

   Earnings per share amounts for all other reporting periods as it relates to the predecessor company is not meaningful due to the Company's reorganization.
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